Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

September 19, 2019

JMP Group LLC
600 Montgomery Street
San Francisco, CA 94111

Re:	JMP Group LLC Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to JMP Group LLC, a Delaware limited liability company (the “Company”), in connection with (i) the Registration Statement on Form S-1, File No. 333-233389, filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2019, as amended (the “Initial Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form S-1 relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement relating to the public offering of up to $1,000,000 aggregate principal amount of the Company’s Senior Notes due 2029 (the “Additional Securities”). The Additional Securities will be issued under an Indenture (the “Base Indenture”), substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, substantially in the form filed as an exhibit to the Registration Statement, establishing the terms of the Additional Securities, to be entered into between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). We understand that the Additional Securities are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and representatives of the underwriters named therein (the “Underwriting Agreement”).

JMP Group LLC
September 19, 2019

We have examined the Registration Statement, the Indenture and the form of global certificate that will evidence the Additional Securities, such certificate substantially in the form filed as an exhibit to the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, and assuming that (i) the 462(b) Registration Statement has become effective under the Securities Act; (ii) an appropriate prospectus or term sheet describing the Additional Securities offered thereby has been prepared, delivered and filed in compliance with the Securities Act and all applicable laws; (iii) the Board of Directors of the Company, or a duly authorized committee thereof, and appropriate officers of the Company shall have taken such action as may be necessary to authorize the issuance, sale and terms of such Additional Securities in conformity with the Indenture; (iv) the Indenture has been duly authorized and validly executed and delivered by the Company and the other parties thereto in substantially the form reviewed by us and, except to the extent expressly set forth in the opinion below, constitutes the legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with its terms; (v) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vi) the terms of the Additional Securities and the issuance and delivery thereof have been duly established in conformity with the Indenture so that they will not violate any applicable law or result in a violation of any provision of any instrument or agreement binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company, we are of the opinion that, when the Additional Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and issued and sold as contemplated by the Registration Statement, the Additional Securities will be legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the Limited Liability Company Act of the State of Delaware and the law of the State of New York.

JMP Group LLC
September 19, 2019

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the 462(b) Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP ORRICK, HERRINGTON & SUTCLIFFE LLP